Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-207389

333-207389-01

November 12, 2015

Pricing Term Sheet

$1,500,000,000 5.179% Subordinated Notes Due 2025

This Free Writing Prospectus relates only to the securities described below and should only be read together with the preliminary prospectus supplement dated November 12, 2015 and the Prospectus dated October 13, 2015 relating to these securities.

Issuer:	Santander Issuances, S.A. Unipersonal
Guarantor:	Banco Santander, S.A.
Expected Guarantor Ratings: *	A3 (positive) Moody’s / A- (stable) S&P / A- (stable) Fitch
Expected Notes Ratings: *	Baa2 Moody’s / BBB S&P / BBB+ Fitch
Status:	Dated Subordinated Notes treated as Guarantor’s Tier 2 capital
Principal Amount:	$1,500,000,000
Form of Issuance:	SEC Registered
Issue Price:	100.000%
Pricing date:	November 12, 2015
Settlement date:	November 19, 2015 (T+5)
Maturity date:	November 19, 2025
Benchmark treasury:	2.000% UST due August 2025
Spread to benchmark:	T + 285 bps
Treasury Strike / Yield:	97-04+ / 2.329%
Re-offer Yield:	5.179%
Coupon:	5.179%
Interest Payment Dates:	Semi-annually on May 19 and November 19 of each year
First Interest Payment Date:	May 19, 2016 for the interest for the period from and including the Settlement Date to but excluding May 19, 2016
Day Count Fraction:	30/360 (unadjusted)
Business Days:	New York City, London and TARGET 2
Issuer Redemption Provisions: Regulatory Call:	Callable in whole at par upon occurrence of a Capital Disqualification Event (de-recognition from Tier 2 capital), subject to regulatory approval.
Tax Call:	Callable in whole at par upon a change in the relevant tax laws or regulations resulting in additional amounts payable or the relevant tax treatment changes or full or partial loss of tax deductibility of the Subordinated Notes.
Acknowledgement of Statutory Bail-In:	By its acquisition of any Subordinated Note, each holder (including each holder of a beneficial interest in a Note) will be deemed to acknowledge, agree to be bound by, and consent to the terms of the Subordinated Notes related to the exercise of the Spanish Bail-In Power as defined in the Prospectus.
Taxation:	Exemption from Spanish withholding tax applies (to non-Spanish tax resident beneficial owners), subject to compliance with certain Spanish tax requirements, including the timely provision by the paying agent of certain information to the Issuer, and satisfaction of all other conditions for exemption from applicable Spanish withholding taxes.

Denominations and Currency:	$200,000 and integral multiples thereof
Listing:	New York Stock Exchange
Governing Law:	The Subordinated Notes and the subordinated guarantee will be governed by and construed in accordance with the laws of the State of New York. Certain provisions related to the subordination of the Subordinated Notes and the subordinated guarantee shall be governed by and construed in accordance with Spanish law.
CUSIP / ISIN:	80281T AE8 / US80281TAE82
Joint Bookrunners:	Credit Agricole Securities (USA) Inc. Merrill Lynch, Pierce Fenner & Smith Incorporated Morgan Stanley & Co. LLC Santander Investment Securities Inc.

*Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Subordinated Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Subordinated Notes prior to the delivery of the Subordinated Notes hereunder will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Credit Agricole Securities (USA) Inc. by calling toll free +1-866-807-6030, Merrill Lynch, Pierce Fenner & Smith Incorporated by calling toll free +1-800-294-1322, Morgan Stanley & Co. LLC by calling toll free +1-866-718-1649 and Santander Investment Securities Inc. by calling toll free +1-855-403-3636.

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